Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	March 1, 2006

THE WASHINGTON POST COMPANY REPORTS

2005 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $314.3 million ($32.59 per share) for its fiscal year 2005 ended January 1, 2006, down from $332.7 million ($34.59 per share) for the fiscal year 2004 ended January 2, 2005.

Operating results for the Company in 2005 include the impact of charges and lost revenues associated with Katrina and other hurricanes; the Company estimates that the adverse impact on operating income was approximately $27.5 million (after-tax impact of $17.3 million, or $1.80 per share). Most of the impact was at the cable division, but the television broadcasting and education divisions were also adversely impacted. 2005 results also include non-operating gains from the sales of non-operating land and marketable securities (after-tax impact of $11.2 million, or $1.16 per share).

About 94,000 of the cable division’s pre-hurricane subscribers were located on the Gulf Coast of Mississippi, including Gulfport, Biloxi, Pascagoula and other neighboring communities where storm damage from Hurricane Katrina was significant. Overall, the hurricane had an estimated adverse impact of $23.7 million on the cable division’s results in 2005. Through the end of 2005, the Company recorded $9.6 million in property, plant and equipment losses; incurred an estimated $9.4 million in incremental cleanup, repair and other expenses in connection with the hurricane; and experienced an estimated $9.7 million reduction in operating income from subscriber losses and the granting of a 30-day service credit to all its 94,000 pre-hurricane Gulf Coast subscribers. As of December 31, 2005, the Company has recorded a $5.0 million receivable for recovery of a portion of cable hurricane losses through December 31, 2005 under the Company’s property and business interruption insurance program; this recovery was recorded as a reduction of cable division expense in the fourth quarter of 2005. Actual insurance recovery amounts for cable losses through December 31, 2005 may ultimately be higher than the estimated $5.0 million. Additional costs and losses related to the hurricane will continue to be incurred in 2006, and property and business interruption insurance coverage is expected to cover some of these losses.

Revenue for 2005 was $3,553.9 million, up 8% compared to $3,300.1 million in 2004. The increase in revenue is due mostly to significant revenue growth at the education division, along with small increases at the Company’s newspaper publishing and cable divisions, offset by declines at the Company’s television broadcasting and magazine publishing divisions. Operating income declined 9% to $514.9 million, from $563.0 million in 2004, due to declines at all of the Company’s divisions except the Kaplan education division. Kaplan results for 2005 include $3.0 million in stock compensation expense, compared to $32.5 million in stock compensation expense in 2004.

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Net income for the fourth quarter of 2005 was $102.4 million ($10.65 per share), compared with $105.9 million ($11.03 per share) for the fourth quarter of 2004. Operating results for the Company in the fourth quarter of 2005 include the impact of charges and lost revenues associated with Katrina and other hurricanes; the Company estimates that the adverse impact on operating income was approximately $7.5 million (after-tax impact of $4.7 million, or $0.49 per share). Most of the impact was at the cable division, but the television broadcasting and educations division were also adversely impacted.

Revenue for the fourth quarter of 2005 was $948.7 million, up 5% from $902.7 million in 2004. The increase in revenue is due to significant growth at the Company’s education division and a small increase at the cable division, offset by declines at the Company’s other operating divisions. Operating income for the quarter declined 9% to $156.8 million, from $171.8 million in 2004. Fourth quarter operating results declined at the Company’s cable television, television broadcasting and newspaper publishing divisions, offset by increases at the Company’s education and magazine publishing divisions.

Excluding charges related to early retirement programs, the Company’s 2005 and 2004 operating income includes $37.9 million and $42.0 million of net pension credits, respectively. For the fourth quarter of 2005 and 2004, operating income includes $9.8 million and $10.9 million, respectively, of net pension credits. At January 2, 2005, the Company reduced its assumption on discount rate from 6.25% to 5.75% and, during the first quarter of 2005, the Company changed to a more current Mortality Table. At January 1, 2006, the Company reduced its expected return on plan assets from 7.5% to 6.5%. Overall, the pension credit for 2006 is expected to be down by about $15 million.

Divisional Results

Newspaper Publishing

At the newspaper publishing division, 2005 included 52 weeks while 2004 generally included 53 weeks. Newspaper publishing division revenue in 2005 increased 2% to $957.1 million, from $938.1 million in 2004; revenues totaled $252.2 million for the fourth quarter of 2005, a 3% decline from $260.3 million for the fourth quarter of 2004. Division operating income for 2005 totaled $125.4 million, a decrease of 12% from $143.1 million in 2004; operating income declined 12% to $38.4 million in the fourth quarter of 2005, from $43.4 million in the fourth quarter of 2004. The decline in operating income in 2005 reflects a 4% increase in newsprint expense at The Washington Post, as well as increased pension and payroll costs; in addition, operating results for 2005 include losses from the recent Slate acquisition. The declines were offset by improved results at Washingtonpost.Newsweek Interactive and Gazette Newspapers. The fourth quarter decrease in operating income reflects the revenue declines noted above, along with increased pension costs, offset by a 5% decline in newsprint expense at The Post due to one less week in 2005.

Print advertising revenue at The Washington Post newspaper in 2005 declined 1% to $595.8 million, from $603.3 million in 2004, and declined 7% to $158.2 million for the fourth quarter of 2005, from $170.2 million for the fourth quarter of 2004. The decline in print advertising in 2005 and the fourth quarter of 2005 was partially due to one less week included in 2005 compared to 2004. The Post reported declines in national, retail and supplements advertising in 2005, offset by increases in zoned

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and classified advertising. Classified recruitment advertising revenue was up 6% to $79.3 million in 2005, from $74.8 million in 2004. In the fourth quarter of 2005, The Post reported declines in retail and classified advertising, offset by an increase in zoned advertising. Classified recruitment advertising revenue was down 2% to $15.9 million in the fourth quarter of 2005, from $16.2 million in the fourth quarter of 2004, due to one less week of revenues in 2005.

Daily circulation at The Post declined 4.3% and Sunday circulation declined 4.1% in 2005; average daily circulation totaled 694,100 and average Sunday circulation totaled 969,000.

During 2005, revenues generated by the Company’s online publishing activities (including Slate, which was acquired in January 2005), primarily washingtonpost.com, increased 29% to $80.2 million, from $62.0 million in 2004. Online revenues increased 43% to $24.7 million for the fourth quarter of 2005, from $17.3 million in the fourth quarter of 2004. Local and national online advertising revenues grew 49% in 2005 and 77% for the fourth quarter of 2005, partly due to Slate. Online classified advertising revenue on washingtonpost.com increased 22% for both 2005 and the fourth quarter of 2005.

Television Broadcasting

Revenue for the television broadcasting division declined 8% to $331.8 million in 2005, from $361.7 million in 2004, due to strong 2004 revenues that included $34.3 million in political advertising and $8.0 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates. Revenue declined 13% in the fourth quarter of 2005 to $90.1 million, from $103.8 million in the fourth quarter of 2004, which included $17.5 million in political advertising.

Operating income for 2005 decreased 18% to $142.5 million, from $174.2 million in 2004. For the fourth quarter of 2005, operating income decreased 26% to $41.6 million, from $55.8 million for the fourth quarter of 2004. The operating income declines are primarily related to the absence of significant political and Olympics revenue in 2005, as well as the adverse impact of 2005 hurricanes in Florida and Texas.

Magazine Publishing

Revenue for the magazine publishing division totaled $344.9 million for 2005, a 6% decline from $366.1 million in 2004; revenue decreased 6% to $99.0 million for the fourth quarter of 2005, from $105.3 million in the fourth quarter of 2004. The revenue decline in 2005 reflects the weak domestic and international advertising environment at Newsweek, particularly in the first quarter of 2005; overall, Newsweek advertising revenues are down 8% for the year as a result of fewer ad pages at both the domestic and international editions of Newsweek.

Operating income totaled $45.1 million for 2005, down 15% from $52.9 million in 2004; operating income for the fourth quarter totaled $19.0 million, an 11% increase from $17.0 million in the fourth quarter of 2004. The decline in 2005 operating income is due primarily to the revenue reductions at Newsweek discussed above, weaker results at the Company’s trade magazines and a $1.5 million early retirement charge at Newsweek International, offset by a reduction in subscription acquisition,

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distribution and advertising expenses at Newsweek’s domestic and international editions, and an increased pension credit. The increase in fourth quarter operating income is due to strong cost controls at both Newsweek’s domestic and international editions and an increased pension credit, offset by the revenue reductions discussed above.

Cable Television

Cable division revenue of $507.7 million for 2005 represents a 2% increase from $499.3 million in 2004; revenue totaled $129.0 million for the fourth quarter of 2005, a 2% increase from $127.0 million for the fourth quarter of 2004. Revenues for 2005 were adversely impacted by approximately $12.5 million from subscriber losses and the granting of a 30-day service credit to the 94,000 pre-hurricane Gulf Coast subscribers; this was offset by increased growth in the division’s cable modem revenues. Also, the Company did not implement an overall basic rate increase in 2005.

Cable division operating income decreased in 2005 to $76.7 million, from $104.2 million in 2004; for the fourth quarter of 2005, operating income decreased to $24.8 million, from $31.8 million for the fourth quarter of 2004. The decline in operating income in 2005 is due mostly to Hurricane Katrina, which had an estimated adverse impact of $23.7 million on the cable division’s results. As previously noted, the cable division recorded $9.6 million in property, plant and equipment losses; incurred an estimated $9.4 million in incremental clean-up, repair and other expenses associated with the hurricane; and experienced an estimated $9.7 million reduction in operating income from subscriber losses and the granting of a 30-day service credit to all of its 94,000 pre-hurricane Gulf Coast subscribers. Offsetting these items, as of December 31, 2005, the Company has recorded a $5.0 million receivable for recovery of a portion of cable hurricane losses through December 31, 2005 under the Company’s property and business interruption insurance program; this recovery was recorded as a reduction of cable division expense in the fourth quarter of 2005. The decrease in operating income is also due to higher depreciation, programming and customer service costs. The decline in operating income for the fourth quarter of 2005 is due mostly to the hurricane, which had an estimated adverse impact of $5.2 million. In the fourth quarter, the cable division incurred an estimated $4.9 million in incremental cleanup, repair and other expenses associated with the hurricane, and experienced an estimated $5.3 million reduction in operating income from subscriber losses. Offsetting these items is a $5.0 million insurance recovery discussed above, which was recorded in the fourth quarter.

At December 31, 2005, the cable division had approximately 689,200 basic subscribers, compared to 709,100 at December 31, 2004. The Company estimates a decline of 21,400 basic subscribers as a result of the hurricane. At December 31, 2005, the cable division had approximately 214,400 digital cable subscribers, down from 219,200 at December 31, 2004. This represents a 31% penetration of the subscriber base. The Company estimates a decline of 7,700 digital subscribers as a result of the hurricane. At December 31, 2005, the cable division had approximately 234,100 CableONE.net service subscribers, compared to 178,300 at December 31, 2004. The Company estimates a decline of 3,100 CableONE.net service subscribers as a result of the hurricane. Both digital and cable modem services are now offered in virtually all of the cable division’s markets. The estimated hurricane-related basic, digital and cable modem subscriber losses are from destroyed or severely damaged homes.

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At December 31, 2005, Revenue Generating Units (RGUs), the sum of basic video, digital video and cable modem subscribers, totaled 1,137,600, compared to 1,106,600 as of December 31, 2004. The increase is due to growth in high-speed data customers, offset by an approximate 32,200 RGU reduction due to the hurricane.

Education

Education division revenue in 2005 increased 24% to $1,412.4 million, from $1,134.9 million in 2004. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 18% in 2005. Kaplan reported operating income of $157.8 million for the year, compared to $121.5 million in 2004; a large portion of the improvement is from a $29.5 million decline in Kaplan stock compensation costs.

Education division revenue totaled $378.4 million for the fourth quarter of 2005, a 24% increase over revenue of $306.3 million for the same period of 2004. Excluding revenue from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education, education division revenue increased 14% for the fourth quarter of 2005. Kaplan reported operating income for the fourth quarter of 2005 of $42.6 million, compared to $33.4 million for the fourth quarter of 2004; a large portion of the improvement is from a $6.8 million decline in Kaplan stock compensation costs.

A summary of operating results for 2005 and the fourth quarter of 2005 compared to 2004 is as follows:

	Fourth Quarter			YTD
(In thousands)	2005	2004	% Change	2005	2004	% Change
Revenue
Supplemental education	$180,543	$144,911	25	$690,815	$575,014	20
Higher education	197,866	161,392	23	721,579	559,877	29

	$378,409	$306,303	24	$1,412,394	$1,134,891	24

Operating income (loss)
Supplemental education	$28,962	$22,207	30	$117,075	$100,795	16
Higher education	24,005	29,725	(19)	82,660	93,402	(12)
Kaplan corporate overhead	(5,236)	(7,406)	29	(33,305)	(31,533)	(6)
Other*	(5,149)	(11,126)	54	(8,595)	(41,209)	79

	$42,582	$33,400	27	$157,835	$121,455	30

*	Other includes charges for Kaplan stock-based incentive compensation and amortization of certain intangibles.

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Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. Excluding revenue from acquired businesses, supplemental education revenues grew by 13% in 2005. Test preparation revenue grew by 22% due to strong enrollment in the K12 business as well as MCAT, GMAT and GRE. In August 2005, Kaplan completed the acquisition of The Kidum Group, the leading provider of test preparation services in Israel. Also included in supplemental education is The Financial Training Company (FTC). Headquartered in London, FTC provides training services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. FTC revenues grew by 14% in 2005. Supplemental education results also include professional real estate, insurance and security courses. In April 2005, Kaplan Professional completed the acquisition of BISYS Education Services, a provider of licensing education and compliance solutions for financial services institutions and professionals. Real estate publishing and training courses contributed to growth in supplemental education in 2005, as did the BISYS business. These results were offset by soft market demand for Kaplan Professional’s securities and insurance course offerings. The final component of supplemental education is Score!, which provides academic enrichment to children and has lower operating margins than the other supplemental education businesses due to higher fixed costs. Revenues at Score! were about equal compared to 2004, while there was a drop in operating income. There were 168 Score! centers at the end of December 2005, compared to 162 at the end of December 2004.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. In May 2005, Kaplan acquired Singapore-based Asia Pacific Management Institute (APMI), a private education provider for undergraduate and postgraduate students in Asia. Excluding revenue from acquired businesses, higher education revenues grew by 23% in 2005. Higher education enrollments increased by 19% to 69,700 at December 31, 2005, compared to 58,500 at the end of 2004, with most of the new enrollment growth occurring in the online programs. Increased operating costs associated with expansion activities at both the online and the fixed-facility operations, including new program offerings and higher facility and advertising expenses, contributed significantly to the fourth quarter and year-to-date declines in operating income.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office. In the fourth quarter of 2005, certain estimated incentive compensation liabilities were reduced, resulting in a decline for the quarter.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. In addition, Other includes amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of stock options and stock awards outstanding. The Company recorded total stock compensation expense of $3.0 million in 2005, which includes a Kaplan award of $4.8 million that was recorded in the fourth quarter; total Kaplan stock compensation expense in the fourth quarter of 2005 was $2.8 million. In 2004 and the fourth quarter of 2004, total stock compensation was $32.5 million and $9.6 million, respectively. The decline in the charge for 2005 reflects slower growth in Kaplan’s operating results and an overall decline in public market values of other education companies.

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Equity in Earnings (Losses) of Affiliates

The Company’s equity in losses of affiliates for 2005 was $0.9 million, compared to losses of $2.3 million for 2004. For the fourth quarter of 2005, the Company’s equity in earnings of affiliates totaled $0.3 million, compared to losses of $0.8 million for the fourth quarter of 2004. The Company’s affiliate investments at the end of 2005 consisted of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $9.0 million in 2005, compared to $8.1 million in 2004. For the fourth quarter of 2005, the Company recorded non-operating expense, net, of $1.3 million, compared to non-operating income, net, of $6.6 million for the fourth quarter of 2004. The 2005 non-operating income is comprised of pre-tax gains of $17.8 million related to the sales of non-operating land and marketable securities, offset by foreign currency losses of $8.1 million and other non-operating items. The 2004 non-operating income, net, is primarily from foreign currency gains.

Net Interest Expense

The Company incurred net interest expense of $23.4 million in 2005, compared to $26.4 million in 2004; net interest expense totaled $4.6 million for the fourth quarter of 2005, versus $7.0 million for the fourth quarter of 2004. At January 1, 2006, the Company had $428.4 million in borrowings outstanding at an average interest rate of 5.4%; at January 2, 2005, the Company had $484.1 million in borrowings outstanding.

Provision for Income Taxes

The effective tax rate was 37.1% for 2005 and 38.7% for 2004. The 2005 effective tax rate benefited from lower taxes provided on foreign earnings and an increase in foreign tax credits. The Company does not expect foreign tax credits to reduce the 2006 effective tax rate to the same extent as in 2005 and, accordingly, expects an effective tax rate in 2006 of approximately 38.5%.

Earnings Per Share

The calculations of diluted earnings per share for 2005 and the fourth quarter of 2005 were based on 9,616,000 weighted average shares, compared to 9,592,000 and 9,601,000, respectively, for 2004 and the fourth quarter of 2004. The Company made no significant repurchases of its stock during 2005.

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Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Fourth Quarter		% Change
	2005	2004
Operating revenues	$948,718	$902,712	5
Operating expenses	(739,516)	(687,490)	8
Depreciation	(49,538)	(41,690)	19
Amortization	(2,818)	(1,741)	62

Operating income	156,846	171,791	(9)
Equity in earnings (losses) of affiliates, net	254	(761)	—
Interest income	1,624	469	246
Interest expense	(6,245)	(7,467)	(16)
Other income (expense), net	(1,339)	6,598	—

Income before income taxes	151,140	170,630	(11)
Provision for income taxes	(48,700)	(64,700)	(25)

Net income	102,440	105,930	(3)
Redeemable preferred stock dividends	—	—	—

Net income available for common stock	$102,440	$105,930	(3)

Basic earnings per share	$10.67	$11.07	(4)

Diluted earnings per share	$10.65	$11.03	(3)

Basic average shares outstanding	9,598,000	9,571,000
Diluted average shares outstanding	9,616,000	9,601,000

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2005	2004
Operating revenues	$3,553,887	$3,300,104	8
Operating expenses	(2,840,952)	(2,552,426)	11
Depreciation	(190,543)	(175,338)	9
Amortization	(7,478)	(9,334)	(20)

Operating income	514,914	563,006	(9)
Equity in losses of affiliates, net	(881)	(2,291)	(62)
Interest income	3,385	1,622	109
Interest expense	(26,754)	(28,032)	(5)
Other income, net	8,980	8,127	10

Income before income taxes	499,644	542,432	(8)
Provision for income taxes	(185,300)	(209,700)	(12)

Net income	314,344	332,732	(6)
Redeemable preferred stock dividends	(981)	(992)	(1)

Net income available for common stock	$313,363	$331,740	(6)

Basic earnings per share	$32.66	$34.69	(6)

Diluted earnings per share	$32.59	$34.59	(6)

Basic average shares outstanding	9,594,000	9,563,000
Diluted average shares outstanding	9,616,000	9,592,000

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Fourth Quarter		% Change	Year-to-Date		% Change
	2005	2004		2005	2004
Operating Revenues:
Newspaper publishing	$252,202	$260,332	(3)	$957,082	$938,066	2
Television broadcasting	90,145	103,789	(13)	331,817	361,716	(8)
Magazine publishing	98,987	105,303	(6)	344,894	366,119	(6)
Cable television	128,975	126,985	2	507,700	499,312	2
Education	378,409	306,303	24	1,412,394	1,134,891	24

	$948,718	$902,712	5	$3,553,887	$3,300,104	8

Operating Expenses:
Newspaper publishing	$213,833	$216,892	(1)	$831,723	$794,980	5
Television broadcasting	48,562	47,949	1	189,339	187,540	1
Magazine publishing	80,017	88,273	(9)	299,772	313,198	(4)
Cable television	104,149	95,196	9	430,980	395,141	9
Education	335,827	272,903	23	1,254,559	1,013,436	24
Corporate office	9,484	9,708	(2)	32,600	32,803	(1)

	$791,872	$730,921	8	$3,038,973	$2,737,098	11

Operating Income:
Newspaper publishing	$38,369	$43,440	(12)	$125,359	$143,086	(12)
Television broadcasting	41,583	55,840	(26)	142,478	174,176	(18)
Magazine publishing	18,970	17,030	11	45,122	52,921	(15)
Cable television	24,826	31,789	(22)	76,720	104,171	(26)
Education	42,582	33,400	27	157,835	121,455	30
Corporate office	(9,484)	(9,708)	2	(32,600)	(32,803)	1

	$156,846	$171,791	(9)	$514,914	$563,006	(9)

Depreciation:
Newspaper publishing	$9,006	$8,839	2	$36,556	$36,862	(1)
Television broadcasting	2,775	2,772	0	10,202	11,093	(8)
Magazine publishing	662	771	(14)	2,801	3,255	(14)
Cable television	24,647	20,881	18	100,031	94,974	5
Education	12,039	8,427	43	39,453	29,154	35
Corporate office	409	—	—	1,500	—	—

	$49,538	$41,690	19	$190,543	$175,338	9

Amortization:
Newspaper publishing	$292	$5	—	$1,119	$19	—
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	172	247	(30)	764	652	17
Education	2,354	1,489	58	5,595	8,663	(35)

	$2,818	$1,741	62	$7,478	$9,334	(20)

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